Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-178081
October 8, 2013

Phoenix Auto-Callable Securities due October 29, 2014
Based on the Performance of the Ordinary Shares of UBS AG
Principal at Risk Securities

Phoenix Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly coupon at an annual rate of 10.05% of the stated principal amount, but only with respect to each determination date on which the determination closing price of the underlying stock is greater than or equal to 80% of the initial share price, which we refer to as the downside threshold level. In addition, if the determination closing price of the underlying stock is greater than or equal to the initial share price on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be determined as follows: (i) if the final share price, as determined on five averaging dates, is greater than or equal to the downside threshold level, investors will receive the stated principal amount and the contingent quarterly coupon with respect to the final quarterly period, or (ii) if the final share price is less than the downside threshold level, investors will be exposed to the decline in the underlying stock on a 1 to 1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Moreover, if, on any determination date, the closing price of the underlying stock is less than the downside threshold level, you will not receive any contingent quarterly coupon for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly coupons and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons over the term of the securities. Investors will not participate in any appreciation of the underlying stock.

Unsecured obligations of Morgan Stanley maturing October 29, 2014. The securities will be issued in denominations of $1,000 per security and integral multiples thereof.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.
These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets. The securities are expected to price on October 11, 2013 and are expected to settle on October 17, 2013.

Fees and Commissions:

J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley and Co. LLC, the agent, a fixed sales commission of 1% for each security it sells. In addition, JPMorgan Chase Bank, N.A. will purchase securities from
Morgan Stanley and Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

KEY TERMS
Issuer                      Morgan Stanley
Underlying stock            UBS AG ordinary shares
Early redemption            If, on any of the first three determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
Early redemption payment    An amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Payment at maturity         If the final share price is greater than or equal to the downside threshold level: (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final quarterly period
                            If the final share price is less than the downside threshold level: (i) the stated principal amount multiplied by (ii)
                            the share performance factor
Contingent quarterly coupon If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly coupon at an annual rate of
                            10.05% of the stated principal amount per security (calculated on a 30/360 day count basis) on the related contingent payment date. If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly coupon will be paid with respect to that quarterly period.
Continent payment dates     With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly coupon, if any, with respect to the final quarterly period will be made on the maturity date.
Determination closing price The closing price of the underlying stock on any determination date times the adjustment factor on such determination date
Determination dates         January 23, 2014, April 24, 2014 and July 24, 2014
Initial share price         The closing price of the underlying stock on the pricing date
Share performance factor    Final share price divided by the initial share price
Final share price           The arithmetic average of the closing prices of the underlying stock on each of the five averaging dates, each as multiplied by the adjustment factor on such date
Averaging dates             October 20, 2014, October 21, 2014, October 22, 2014, October 23, 2014 and October 24, 2014, subject to postponement for non-trading days and certain market disruption events.
Adjustment factor           1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level    80% of the initial share price
Maturity date               October 29, 2014
Listing                     The securities will not be listed on any securities exchange
CUSIP / ISIN                61761JMG1 / US61761JMG12
Estimated value on the      Approximately $979.30 per security, or within $10.00 of that estimate. See "Investment Summary" in the
pricing date                accompanying preliminary terms

KEY RISKS / CONSIDERATIONS

[]    The securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. If the final share price is less than the downside threshold level, investors will be exposed to the decline in the underlying stock on a 1 to 1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. You could lose your entire initial investment in the securities.

[]    The contingent quarterly coupon, if any, is based solely on the determination closing price or the final share price, as applicable.

[]    You will not receive any contingent quarterly coupon for any quarterly period where the determination closing price is less than the downside threshold level.

[]    Investors will not participate in any appreciation in the price of the underlying stock.

[]    The automatic early redemption feature may limit the term of your investment to approximately three months.

[]    The market price will be influenced by many unpredictable factors.

[]    The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

[]    Investing in the securities is not equivalent to investing in the ordinary shares of UBS AG.

[]    We may engage in business with or involving UBS AG without regard to your interests.

[]    Additional risk factors can be found in the accompanying preliminary terms and the following pages of this document.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: Three Determination Dates

                                    Three Determination Dates
        Compare the determination closing price of the underlying stock against the initial share price and the downside threshold level until the last averaging date or any earlier redemption.
        ------------------------------------------------------------------------- ------------------------------------------------
                                                    Automatic Early Redemption
         The determination                You will receive (i) the stated principal amount plus
         closing price is                  (ii) the contingent quarterly coupon with respect to
         greater than or equal                     the related determination date
         to the initial share
Initial  price                            No further once payments they have will be been made redeemed. on the securities
Share
Price
                                                   The determination closing      You will receive the
                                                   price is greater than or       contingent quarterly
                                                   equal to the downside          coupon. Proceed to next
         The determination                         threshold level                determination date or
         closing price is less  No Automatic                                      the averaging dates.
         than the initial share Early Redemption
         price                                     The determination closing      No contingent quarterly
                                                                                  coupon. Proceed to next
                                                   price is less than the         determination date or
                                                   downside threshold level       the averaging dates.

 Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

 Determination Dates 1-3                       Averaging Dates                                                    Payment at Maturity
The determination closing price
is less than the initial share
price on each determination
date.                                                                                                          (i) The stated
 principal
                                                                                                               amount plus (ii) the
                                to The the final downside share price threshold is greater level than or equal contingent quarterly coupon with respect to the
                                                                                                               final quarterly period.
 Proceed to Maturity                                                                                           (i) The stated principal
                                                                                                               amount multiplied by (ii) the
                                The final share price is less than the                                         share performance factor.
                                downside threshold level                                                       You will lose a significant
                                                                                                               portion or all of your
                                                                                                               principal in this scenario.

The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.
You should read this document together with the accompanying preliminary terms describing the offering, including the overview of the issuer of the underlying stock and its historical performance, before you decide to invest.

                                                                               1

Phoenix Auto-Callable Securities due October 29, 2014
Based on the Performance of the Ordinary Shares of UBS AG
Principal at Risk Securities

Risk Factors

The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis. In this case, you will receive for each security that you hold at maturity a payment that will be less than 80% of the stated principal amount and could be zero.

The contingent quarterly coupon, if any, is based solely on the determination closing price or the final share price, as applicable. Whether the contingent quarterly coupon will be paid with respect to a determination date will be based on the determination closing price or the final share price, as applicable. As a result, you will not know whether you will receive the contingent quarterly coupon until the related determination date. Moreover, because the contingent quarterly coupon is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than the downside threshold level, you will not receive any contingent quarterly coupon with respect to such determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.

You will not receive any contingent quarterly coupon for any quarterly period where the determination closing price is less than the downside threshold level.
A contingent quarterly coupon will be paid with respect to a quarterly period only if the determination closing price is greater than or equal to the downside threshold level. If the determination closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly coupons.

Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the contingent quarterly coupon that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly coupons. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS and Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

[] the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

[] whether the determination closing price has been below the downside threshold level on any determination date,

[] dividend rates on the underlying stock,

[] interest and yield rates in the market,

[] time remaining until the securities mature,

[] geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

[] the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

[] any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See "UBS AG
Overview" in the accompanying preliminary terms. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley's ability to pay all amounts due on the securities on each contingent payment date, upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking
Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to investing in the ordinary shares of UBS AG. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

No affiliation with UBS AG. UBS AG is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.
We have not made any due diligence inquiry with respect to UBS AG in connection with this offering.

We may engage in business with or involving UBS AG without regard to your interests. We or our affiliates may presently or from time to time engage in business with UBS AG without regard to your interests and thus may acquire non-public information about UBS AG Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to UBS AG, which may or may not recommend that investors buy or hold the underlying stock.

                                                                               2

Phoenix Auto-Callable Securities due October 29, 2014
Based on the Performance of the Ordinary Shares of UBS AG
Principal at Risk Securities

Risk Factors

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS and Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock.
For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS and Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS and Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS and Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also "The market price will be influenced by many unpredictable factors" above.

The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS and Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS and Co. is willing to transact. If, at any time, MS and Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock. Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.
Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly coupon or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity, if any.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS and Co.
will determine the initial share price, the downside threshold level, the final share price, whether the contingent quarterly coupon will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any.
Determinations made by MS and Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity. In addition, MS and Co. has determined the estimated value of the securities on the pricing date.

United States federal tax consequences. Please read the discussion of United
States federal tax consequences, and any related risk factors, in the preliminary terms describing the terms of the securities.

You can review a graph setting forth the historical performance of the underlying stock in the preliminary terms describing the terms of the securities. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

                                                                               3

Phoenix Auto-Callable Securities due October 29, 2014
Based on the Performance of the Ordinary Shares of UBS AG
Principal at Risk Securities

Important Information

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The securities are not bank deposits and are not insured by the Federal Deposit
Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The information provided herein was prepared by sales, trading, or other non-research personnel of one of the following: Morgan Stanley and Co. LLC,
Morgan Stanley and Co. International PLC, Morgan Stanley MUFG Securities Co.,
Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited
(together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research
Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author's and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or
others in the Firm.

Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 975 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan
Stanley with respect to an employee benefit plan or to any person acting as a
Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as "prime broker" and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor's currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved.
Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.

                                                                               4